Exhibit 10.1

May 12, 2023

Stuart Drummond

(Address on file with the Company)

Dear Stuart,

We are pleased that you accepted the Interim CFO, effective May 5, 2023. We are confident in your capabilities and experiences to lead the Finance organization during this transition time.

To recognize this increase in responsibilities, we are making the following changes:

Compensation and Benefits

A.	Salary. Your annual salary will increase to three hundred thousand dollars ($300,000), a $20,000 increase from your current wages.

a.

Company Bonus Plan: You will continue to be eligible for a discretionary annual target bonus of up to forty percent (40%) of your Base Salary (the “Company Bonus Plan”), in accordance with the Company’s Discretional Management Bonus Plan.

B.

Retention Bonus: As a valued member of Cutera Inc. (“Cutera” or the “Company”), the Company has approved your eligibility to receive a bonus (the “Retention Bonus”) in the amount of $170,000 if you remain an employee of Cutera through each milestone date (the “Retention Milestone Date”). The Retention Bonus, to the extent earned, will be paid, less applicable withholdings, within ten (10) business days following each Retention Date.

As such, we are offering you a special cash retention bonuses paid as follows:

1.	Appointment of a new CFO the company will pay you a one-time retention bonus of $60,000.

2.	Six (6) months after the appointment of a new CFO, the company will pay you a one-time retention bonus of $40,000.

3.	One (1) year after the appointment of a new CFO, the company will pay you a one-time retention bonus of $70,000.

Change in Control & Severance.

A.	Benefit Tier: Your role is eligible for Tier 3 CIC & Severance benefits. Please refer to the policy for specific details about the plan.

We are confident that Cutera’s future is very bright and will be delivered through the combination of talented employees and our rich and differentiated R&D pipeline. The Management Team, as supported by our Board of Directors, believes that we are most efficient and focused on the right things when our organization is fully aligned.

The terms and conditions of this letter reflect the entire agreement and understanding between you and the Company as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral.

We ask that you please sign and date this letter where indicated below and return an executed copy to Roycie Eppler, CHRO.

Sincerely,

Cutera, Inc.

By:	/s/ Sheila Hopkins
Sheila Hopkins
Interim CEO

Agreed to and accepted:

Stuart Drummond

Signature:	/s/ Stuart Drummond

Date :	May 12, 2023